                                                                     EXHIBIT 3.3



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 VIROLOGIC, INC.


        ViroLogic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify:

        FIRST: The name of this corporation is ViroLogic, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 14, 1995.

        SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

        THIRD: The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated by the Amended and Restated Certificate of Incorporation as set forth in Exhibit A attached hereto. The Amended and Restated Certificate of Incorporation is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this ______ day of February, 2000.



                                       VIROLOGIC, INC.



                                       By:
                                           -------------------------------------
                                           Martin H. Goldstein, President

                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 VIROLOGIC, INC.


        FIRST: The name of the corporation (hereinafter called the "CORPORATION") is Virologic, Inc.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH:

        A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock that the Corporation is authorized to issue is 59,094,095. The total number of shares of Common Stock, par value $0.001, this Corporation shall have authority to issue is 40,000,000. The total number of shares of Preferred Stock, par value $0.001, this Corporation shall have authority to issue is 19,094,095, of which 4,500,000 is designated Series B Preferred Stock (the "SERIES B PREFERRED STOCK") and 14,594,595 is designated Series C Preferred Stock (the "SERIES C PREFERRED STOCK"). Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the "EFFECTIVE TIME"), each two shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be split into one share of Common Stock, par value $0.001 per share, of the Corporation.

        B. The powers, preferences, rights, restrictions, and other matters relating to the Series B Preferred Stock and Series C Preferred Stock are as follows:

        1. DIVIDENDS.

               a. The holders of the Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, on a pari passu basis, at the rate of $0.256 per share and $0.148 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.



                                       1.

        No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.256 per share and $0.148 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series B Preferred Stock and Series C Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends were declared but remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section B.1) is paid with respect to all outstanding shares of Series B Preferred Stock and Series C Preferred Stock in an amount for each such share equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series B Preferred Stock or Series C Preferred Stock could then be converted.

        Except as otherwise provided herein, no right shall accrue to holders of shares of Series B Preferred Stock or Series C Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

               b. In the event the Corporation shall declare a distribution (other than any distribution described in Section B.2) payable in securities of other persons (including, but not limited to, a spin-off from the Corporation), evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock and Series C Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

        2. LIQUIDATION PREFERENCE.

               a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $3.20 per share and $1.85 per share, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares for each share of Series B Preferred Stock and Series C Preferred Stock then held by them (the "SERIES B PREFERENCE" and "SERIES C PREFERENCE," respectively). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Preference and Series C Preference then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and Series C Preferred Stock based on the aggregate amount of the full Series B Preference and full Series C Preference payable to each such holder pursuant to this paragraph.



                                       2.

               b. After payment to the holders of the Series B Preferred Stock and Series C Stock of the amounts set forth in Section B.2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock.

               c. For purposes of this Section B.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the acquiring entity (or its parent), (ii) a sale of all or substantially all of the assets of the Corporation in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the acquiring entity (or its parent), or (iii) a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed, shall be treated as a liquidation, dissolution or winding up of the Corporation. In the event the consideration payable to the Corporation or to the holders of its outstanding stock in connection with any such sale, merger or consolidation (the "TRANSACTION CONSIDERATION") does not consist entirely of cash, then the Corporation may satisfy its obligations under this Section B.2 by paying to the holders of Preferred Stock a portion of the Transaction Consideration with a fair market value equal to the amount required to be distributed pursuant to this Section B.2. The fair market value of the Transaction Consideration shall be determined by mutual agreement of the Corporation and the holders of a majority of the outstanding shares of Preferred Stock. If the Transaction Consideration consists of more than one type of consideration, then each type of consideration shall be distributed to each holder of Preferred in the same proportions as such type of consideration represents of the total Transaction Consideration.

        3. VOTING RIGHTS; DIRECTORS.

               a. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

               b. So long as 2,000,000 shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors. The holders of the Common Stock, voting together as a separate class, shall be entitled to elect three (3) members of the Board of Directors. All remaining members, if any, shall be elected by the holders of Common Stock and Preferred Stock voting together as a single class.



                                       3.

               c. In the case of any vacancy in the office of a director occurring among the directors elected solely by the holders of the Series B Preferred Stock or Common Stock pursuant to the first and second sentences of Section B.3(b) hereof, the remaining director or directors so elected by the holders of the Series B Preferred Stock or Common Stock may (or if there are no remaining directors, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected solely by the holders of the Series B Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Preferred Stock or Common Stock, as the case may be.

        4. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               a. RIGHT TO CONVERT. Each share of Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.20, in the case of the Series B Preferred Stock, or $1.85, in the case of the Series C Preferred Stock, by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "SERIES B CONVERSION PRICE") shall initially be $3.20 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the "SERIES C CONVERSION PRICE") shall initially be $1.85 per share of Common Stock. Such initial Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as hereinafter provided.

               b. AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price applicable to such share upon the earlier of (i) the date specified by vote or written consent or agreement of holders of a majority of the shares of Preferred Stock then outstanding or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $7.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate gross proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses relating to the issuance) of which exceed $15,000,000.

               C. MECHANICS OF CONVERSION.

                      (i) Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates



                                       4.

therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                      (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               d. ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                      (i) SPECIAL DEFINITIONS. For purposes of this Section B.4(d), the following definitions apply:

                             (1) "OPTIONS" shall mean rights, options, or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                             (2) "ORIGINAL ISSUE DATE" for a series of Preferred
Stock shall mean the date on which the first share of such series of Preferred Stock was first issued.

                             (3) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

                             (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean
all shares of Common Stock issued (or, pursuant to Section B.4(d)(iii), deemed to be issued) by the Corporation after the applicable Original Issue Date, other than shares of Common Stock issued or issuable:

                                    (A) upon conversion of shares of Preferred
Stock;

                                    (B) to employees, officers, directors,
consultants, or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof;



                                       5.

                                    (C) pursuant to agreements to license
technology or to lending or leasing institutions upon approval by the Board of Directors;

                                    (D) as a dividend or distribution on
Preferred Stock; or

                                    (E) for which adjustment of the Conversion
Price is made pursuant to Section B.4(e); or

                                    (F) upon exercise of warrants that were
issued pursuant to approval of the Board of Directors prior to the such Original Issue Date.

                      (ii) NO ADJUSTMENT OF CONVERSION PRICE. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section B.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

                      (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation, at any time or from time to time after the Original Issue Date for a series of Preferred Stock, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                             (1) no further adjustments in the Conversion Price
for such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                             (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price for such series of



                                       6.

Preferred Stock shall affect Common Stock previously issued upon conversion of shares of such series of Preferred Stock);

                             (3) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (A) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

                                    (B) in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section B.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                             (4) no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the Conversion Price for such series of Preferred Stock to an amount which exceeds the lower of (a) the Conversion Price for such series of Preferred Stock on the original adjustment date or (b) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                             (5) in the case of any Options which expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price for such series of Preferred Stock shall be made until the earlier of the expiration or exercise of all such Options or immediately prior to the automatic conversion of shares of such series of Preferred Stock into Common Stock pursuant to Section B.4(a), whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                      (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation, at any time after the Original Issue Date for any series of Preferred Stock, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.4(d)(iii)) without consideration or for a consideration per share less than the



                                       7.

Conversion Price with respect to such series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall include the outstanding shares of Common Stock, the shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock and all outstanding Convertible Securities and Options.

                      (v) DETERMINATION OF CONSIDERATION. For purposes of this Section B.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                             (1) CASH AND PROPERTY.  Such consideration shall:

                                    (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                    (B) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as mutually determined in good faith by the Board and the holders of a majority of the Preferred Stock; and

                                    (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as mutually determined in good faith by the Board and the holders of a majority of the Preferred Stock.

                             (2) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                    (A) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of



                                       8.

such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (B) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               e. ADJUSTMENTS TO CONVERSION PRICES FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the Original Issue Date for any series of Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for such series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               f. ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B.4(e) above or a sale, merger or other reorganization referred to in Section B.2(d) above), the applicable Conversion Price then in effect for such series of Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that shares of such series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of shares of such series of Preferred Stock immediately before that change.

               g. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.



                                       9.

               h. CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section B.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion shares of such series of Preferred Stock.

               i. NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

                             (1) at least twenty (20) days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                             (2) in the case of the matters referred to in (iii)
and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               j. ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               k. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate



                                      10.

action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

               l. FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either (i) pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors) or (ii) round such fractional share up to a whole share.

               m. NOTICES. Any notice required by the provisions of this Section
B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

        5. RESTRICTIONS AND LIMITATIONS. So long as 2,000,000 shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Preferred Stock:

               a. alter or change the rights, preferences or privileges of the Preferred Stock materially or adversely;

               b. authorize, create or issue a new class or series of shares having rights, preferences or privileges senior to or on parity with any series of outstanding Preferred Stock, or increase the number of authorized shares of any class or series having rights, preferences or privileges senior to or on parity any series of outstanding Preferred Stock;

               c. sell, convey or otherwise dispose of all or a substantially all of its property or business, or merge into or effect a reorganization with any other corporation or effect any transfer or series of related transfers (other than to a wholly owned subsidiary corporation) in which the stockholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction;

               d. pay or declare any dividend or make any other distribution on shares of Common Stock or Preferred Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation);

               e. redeem, purchase or otherwise acquire any shares or shares of the Corporation's Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements



                                      11.

under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

               f. liquidate or dissolve the Corporation; or

               g. issue third party debt, whether or not secured, including, without limitation, off balance sheet financings, capital leases or operating leases which, in aggregate, would exceed $10,000,000 subsequent to the Original Issue Date.

        6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

        FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.     BOARD OF DIRECTORS.

        1. CONDUCT OF BUSINESS; NUMBER OF DIRECTORS. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

        2. CLASSIFIED BOARD. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 ACT"), covering the offer and sale of Common Stock to the public (the "INITIAL PUBLIC OFFERING"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.



                                      12.

        3. VACANCIES

               a. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

               b. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

               c. At any time or times that the Corporation is subject to
Section 2115(b) of the California General Corporation Law (the "CGCL"), if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

                      (i) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

                      (ii) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

B.      BYLAWS

        1. Subject to paragraph (h) of Section 42 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

        2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.



                                      13.

        3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

        4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        SIXTH:

        1. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

        2. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the Corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        3. Any repeal or modification of this Article Sixth shall be prospective and shall not affect the rights under this Article Sixth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

        SEVENTH:

        1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided herein, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        2. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles Fifth, Sixth and Seventh.

        3. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.



                                      14.